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                                                                     EXHIBIT 4.2


                            NOTE CONVERSION AGREEMENT


                                 BY AND BETWEEN

                            KNOWLEDGE UNIVERSE, INC.

                                       AND

                            NEXTERA ENTERPRISES, INC.


                          Dated as of December 14, 2000



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                            NOTE CONVERSION AGREEMENT


        THIS NOTE CONVERSION AGREEMENT (the "Agreement") is made as of the 14th day of December, 2000 by and between NEXTERA ENTERPRISES, INC., a Delaware corporation (the "Company"), and KNOWLEDGE UNIVERSE, INC., a Delaware corporation (the "Investor").

        A. Investor and the Company are party to that certain Amended and Restated Debenture of Nextera Enterprises, Inc., in the original principal amount of $24,970,000 dated as of December 31, 1997, as amended (the "Note") which evidences indebtedness of the Company owed to an affiliate of the Investor.

        B. Investor and the Company have agreed that Investor shall convert $21,000,000 of the outstanding principal balance and accrued interest under the
Note into shares of Series A Preferred Stock of the Company, par value $.001 per share (the "Series A Preferred Stock"), on the terms and conditions set forth in this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Company and the Investor hereby agree as follows:

        1. Issuance of Preferred Stock and Cancellation of Note.

                1.1 Outstanding Balance of the Note. Investor and the Company agree that as of the date hereof (i) the aggregate of the outstanding principal amount of the Note and the accrued and unpaid interest is $31,939,351.22 and
(ii) following the conversion of $21,000,000 of such amount, the remaining unpaid balance under the Note will be $10,939,351.22 (the "Remaining Balance").

                1.2 Authorization. Prior to the Closing, the Company shall have authorized the issuance to the Investor of 210,000 shares of Series A Preferred Stock, each with a stated amount of $100. The Company shall adopt on or before the Closing the Certificate of Designations in the form attached hereto as Exhibit A (the "Certificate"), which Certificate shall set forth the rights, preferences and privileges of the Series A Preferred Stock.

                1.3 Issuance and Delivery of Series A Preferred Stock and Cancellation of Note. Upon the terms and subject to the conditions set forth herein, at the Closing (defined below), (i) the Company shall issue and deliver to the Investor certificate(s) evidencing 210,000 shares of Series A Preferred Stock, (ii) the Company and the Investor hereby agree that $21,000,000 of outstanding balance of the Note shall be extinguished. The Note shall otherwise remain outstanding, and the Remaining Balance thereunder shall continue to be payable thereunder in accordance with the terms of the Note.



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                1.4 Closing. The issuance of the Series A Preferred Stock shall take place upon the execution of this Agreement by the Company and the Investor at such place as the Company and the Investor mutually agree upon, orally or in writing (which time and place are designated as the "Closing").

        2. Representations and Warranties of the Company. The Company hereby represents and warrants to the Investor that as of the date of this Agreement:

                2.1 Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all corporate power and authority to enter into and perform this Agreement and the Certificate and to carry out the transactions contemplated hereby and thereby.

                2.2 Authorization. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement and the Certificate, the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance and delivery of the shares of Series A Preferred Stock has been taken, and each of this Agreement and the Certificate has been duly executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company, enforceable in accordance with its terms.

                2.3 Valid Issuance of Shares of Series A Preferred Stock. The shares of Series A Preferred Stock that are being issued to the Investor pursuant to this Agreement are duly and validly authorized and, when issued, sold and delivered in accordance with the terms hereof for the consideration duly expressed herein, will be duly and validly issued, fully paid and nonassessable. The shares of Class A Class A Common Stock, par value $.001 per share (the "Class A Class A Common Stock") issuable upon conversion of the Series A Preferred Stock when issued in accordance with the Certificate will be validly issued, fully paid and nonassessable. The sale of the Series A Preferred Stock and the issuance of shares of Class A Common Stock upon conversion of the Series A Preferred Stock are not and will not be subject to any preemptive rights or rights of first refusal that have not been properly waived or complied with. An amount of Class A Common Stock sufficient to permit conversion or exercise of each of the shares of Series A Preferred Stock has been duly and validly reserved for issuance.

                2.4 No Conflict or Violation. Neither the execution, delivery or performance by the Company of this Agreement or the Certificate nor the consummation of the transactions contemplated hereby or thereby by the Company, nor compliance by the Company with any of the provisions hereof or thereof, will
(a) violate or conflict with any provision of the Company's Certificate of Incorporation or By-Laws, (b) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any encumbrance upon any of the Company's assets under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement, or other instrument or obligation (i) to



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which the Company is a party or (ii) by which the Company's assets are bound,
(c) violate any law, statute, rule, regulation, ordinance, code, order, judgment, ruling, writ, injunction, decree, permit or award, or (d) impose any encumbrance, restriction or charge on the Company's assets or business.

        3. Representations and Warranties of Investor. The Investor hereby represents and warrants to the Company that:

                3.1 Accredited Investor. The Investor is an Accredited Investor within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act") and the shares of Series A Preferred Stock to be acquired by it pursuant to this Agreement are being acquired for its own account and, notwithstanding the Investor's right to transfer such shares of Series A Preferred Stock in accordance with this Agreement, the Investor will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of the shares of Series A Preferred Stock in violation of the Securities Act. The Investor has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Series A Preferred Stock, and the Investor is capable of bearing the economic risks of such investment. The Investor was not organized for the purpose of acquiring the shares of Series A Preferred Stock from the Company.

                3.2 Authorization. All corporate action on the part of the Investor, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the performance of all obligations of the Investor hereunder and the cancellation of the Note has been taken, and this Agreement has been duly executed and delivered by the Investor and constitutes a valid and legally binding obligation of the Investor, enforceable in accordance with its terms.

                3.3 Receipt of Information. The Investor has received all the information the Investor considers necessary or appropriate for deciding whether to purchase the shares of Series A Preferred Stock. The Investor further represents that the Investor has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the shares of Series A Preferred Stock and the business, properties, prospects and financial condition of the Company and to obtain additional information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to the Investor or to which the Investor had access.

                3.4 Restricted Securities. The Investor understands that the shares of Series A Preferred Stock (and any Class A Common Stock issued on conversion thereof) may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefore.

                3.5 Legend. To the extent applicable, each certificate evidencing any of the shares of Series A Preferred Stock (or the underlying Class A Common Stock) shall be endorsed with a legend substantially in the form set forth below:



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        "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE
        SECURITIES ACT OF 1933, AS AMENDED AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

        4. Survival of Representations, Covenants, Etc. All statements contained in any certificate, schedule, exhibit or instrument or conveyance delivered by or on behalf of the parties pursuant to this Agreement or in connection with the transactions contemplated hereby or thereby shall be deemed to be representations and warranties by the parties hereunder. The representations, warranties, covenants and agreements of the Company and the Investor contained herein and therein shall survive the Closing under this Agreement.

        5. Conditions of Investor's Obligations at Closing. The obligations of the Investor under Section 1 of this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions:

        6. Representations and Warranties. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of the Closing.

                6.1 Performance. The Company shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement and the Certificate that are required to be performed or complied with by it on or before the Closing.

                6.2 Consents. All permits and waivers necessary to the consummation of the transactions contemplated hereby and for the ownership by the Investor of the shares of Series A Preferred Stock, including all required third-party consents shall have been obtained.

                6.3 Authorized and Reserved Preferred Stock. The Company shall have authorized and reserved (a) such number of shares of Series A Preferred Stock as are necessary to allow the issuance of the Series A Preferred Stock under this Agreement and (b) such additional shares of Class A Class A Common Stock as are necessary to permit conversion in full of each of the shares of Series A Preferred Stock.

                6.4 Certificate of Designation. The Company shall have adopted the Certificate and filed the Certificate with the Secretary of State of the State of Delaware.

        7. Conditions of the Company's Obligations at Closing. The obligations of the Company to the Investor under this Agreement are subject to the fulfillment, on or before the Closing, of each of the following conditions by the Investor:



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                7.1 Representations and Warranties. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the Closing.

                7.2 Performance. The Investor shall have performed and complied in all material respects with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

                7.3 Conversion of Note. The Investor shall have surrendered the Note to the Company for cancellation as specified in Section 1.

        8. Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, (a) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and the Certificate, (b) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder, and (c) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective best efforts (i) to obtain all necessary waivers, consents and approvals from other parties to consummate the transactions contemplated by this Agreement and the Certificate (including without limitation, on the part of the Company, all necessary approvals to ensure that
(A) the transactions contemplated by this Agreement and the Certificate are treated as Board approved transactions for purposes of Section 203 of the Delaware General Corporation Law, and (B) any shares of Class A Common Stock issued upon conversion of the shares of Series A Preferred Stock will be duly and validly issued, fully paid and nonassessable.

        9. Registration Rights. The Company and the Investor covenant and agree as follows:

                9.1 Definitions. For purposes of this Section 9:

                        9.1.1 The terms "register," "registered," and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document;

                        9.1.2 The term "Registrable Securities" means the shares of Class A Common Stock issuable or issued upon conversion of the Series A Preferred Stock, provided, however, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned. Notwithstanding the foregoing, Class A Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, or (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities



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Act under Section 4(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale;

                        9.1.3 The number of shares of "Registrable Securities then outstanding" shall be determined by the number of shares of Class A Common Stock outstanding which are, and the number of shares of Class A Common Stock issuable pursuant to then exercisable or convertible securities which are, Registrable Securities;

                        9.1.4 The term "Holder" means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 9.12 of this Agreement;

                        9.1.5 The term "Form S-3" means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act; and

                        9.1.6 The term "SEC" means the Securities and Exchange Commission.

                9.2 Request for Registration.

                        9.2.1 If the Company shall receive at any time after June 30, 2001 a written request from the Holders of a majority of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of at least twenty-five percent (25%) of the Registrable Securities then outstanding (or a lesser percent if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000), then the Company shall, within ten (10) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 9.2.2, use its best efforts to effect as soon as practicable, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within twenty (20) days of the mailing of such notice by the Company in accordance with Section 10.1.

                        9.2.2 If the Holders initiating the registration request hereunder ("Initiating Holders") intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 9.2 and the Company shall include such information in the written notice referred to in subsection 9.2.1. The underwriter will be selected by a majority in interest of the Initiating Holders and shall be reasonably acceptable to the Company. In such event, the right of any Holder to include his Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 9.5.5) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this
Section 9.2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Initiating Holders shall so



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advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.

                        9.2.3 Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this
Section 9.2, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than 120 days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

                        9.2.4 In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this
Section 9.2:

                                (a) After the Company has effected two (2)
registrations pursuant to this Section 9.2 and such registrations have been declared or ordered effective;

                                (b) During the period starting with the date
sixty (60) days prior to the Company's good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 9.3 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

                                (c) If the Initiating Holders propose to dispose
of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 9.4 below.

                9.3 Company Registration. If (but without any obligation to do so) the Company proposes to register after June 30, 2001 (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its stock under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Class A Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration. Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 10.1, the Company



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shall, subject to the provisions of Section 9.8, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.

                9.4 Form S-3 Registration. In case the Company shall receive after June 30, 2001 from any Holder or Holders of not less than fifty percent (50%) of the Registrable Securities then outstanding a written request or requests that the Company effect a registration on Form S-3 and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

                        9.4.1 Promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

                        9.4.2 As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 9.4: (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters' discounts or commissions) of less than $2,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than 120 days after receipt of the request of the Holder or Holders under this Section 9.4; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected a registration on Form S-3 for the Holders pursuant to this Section 9.4; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; or (vi) during the period ending one hundred eighty
(180) days after the effective date of a registration statement subject to
Section 9.3.

                        9.4.3 Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders. Registrations effected pursuant to this
Section 9.4 shall not be counted as demands for registration or registrations effected pursuant to Sections 9.2 or 9.3, respectively.



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               9.5 Obligations of the Company. Whenever required under this
Section 9 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

                        9.5.1 Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one hundred twenty (120) days.

                        9.5.2 Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty
(120) days.

                        9.5.3 Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

                        9.5.4 Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

                        9.5.5 In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

                        9.5.6 Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days.

                        9.5.7 Cause all such Registrable Securities registered pursuant hereunder to be listed on each securities exchange on which similar securities issued by the Company are then listed.



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                        9.5.8 Provide a transfer agent and registrar for all
Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

                9.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 9 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder's Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 9.2 or Section 9.4 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company's obligation to initiate such registration as specified in subsection
9.2.1 or subsection 9.4.2, whichever is applicable.

                9.7 Expenses of Registration.

                        9.7.1 Demand Registration. All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 9.2, including (without limitation) all registration, filing and qualification fees, printers' and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 9.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to
Section 9.2.

                        9.7.2 Registration Fees. All expenses incident to the Company's performance of or compliance with Sections 9.3 and 9.4 will be borne by the Company; provided, however, the Company shall not bear the costs and expenses of underwriters' commissions, brokerage fees or transfer taxes for any selling Holder, or the fees and expenses of any accountants or other representatives retained by any selling Holder, including the costs and expenses of counsel for any selling Holder incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Sections 9.3 and 9.4, which costs and expenses shall be borne pro rata by any Holder participating in such registrations.

                9.8 Underwriting Requirements. In connection with any offering involving an underwriting of shares of the Company's capital stock, the Company shall not be required under Section 9.3 to include any of the Holders' securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by



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

it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company. If the total amount of securities, including Registrable Securities, requested by shareholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling shareholders according to the total amount of securities entitled to be included therein owned by each selling shareholder or in such other proportions as shall mutually be agreed to by such selling shareholders). For purposes of the preceding parenthetical concerning apportionment, for any selling shareholder which is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single "selling shareholder," and any pro-rata reduction with respect to such "selling shareholder" shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such "selling shareholder," as defined in this sentence.

                9.9 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 9.

                9.10 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 9:

                        9.10.1 To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "Violation"): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 9.10.1 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such



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

settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

                        9.10.2 To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 9.10.2, in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 9.10.2 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 9.10.2 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder.

                        9.10.3 Promptly after receipt by an indemnified party under this Section 9.10 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9.10, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9.10, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.10.

                        9.10.4 If the indemnification provided for in this
Section 9.10 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 9.10.4 exceed the net proceeds from the offering received by such Holder, except in the case of willful fraud by such Holder. The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

                        9.10.5 Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

                        9.10.6 The obligations of the Company and Holders under this Section 9.10 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 9, and otherwise.

                9.11 Assignment of Registration Rights. The rights to cause the Company to register Registrable Securities pursuant to this Section 9 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of at least 200,000 shares of such securities, provided the Company is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act. For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 9.

                9.12 Termination of Registration Rights. No Holder shall be entitled to exercise any right provided for in this Section 9 after the earlier of (i) such time as Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder's shares during a three
(3)-month period without registration, or (ii) the Company's sale of all or substantially all of its assets or the acquisition of this Company by another entity by means of merger or consolidation resulting in the exchange of the outstanding shares of this Company for securities or consideration issued, or caused to be issued, by the acquiring corporation or its subsidiary, unless the stockholders of the Company hold at least 50% of the voting power of the surviving corporation in such a transaction.

        10. Miscellaneous.

                10.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

                (a) If to the Investor:

                      Knowledge Universe, Inc.
                      844 Moraga Drive
                      Los Angeles, CA 90049
                      Fax: (310) 440-3679
                      Attention: President

                With a copy to:

                      Maron & Sandler
                      844 Moraga Drive
                      Los Angeles, CA 90049
                      Fax: (310) 440-3690
                      Attention: Stanley E. Maron, Esq.

                (b) If to the Company:

                      Nextera Enterprises, Inc.
                      Telecopier No.: (781) 778-4400
                      Telephone No.: (781) 778-4500
                      Attention: President

                With a copy to:

                      Latham & Watkins
                      701 "B" Street, Suite 2100
                      San Diego, California  92101-8197
                      Telecopier No.: (619) 696-7419
                      Telephone No.:  (619) 236-1234
                      Attention: David A. Hahn, Esq.

                10.2 Successors and Assigns. This Agreement shall be binding upon, and inure to the benefit of, the respective successors, assigns, heirs, executors and administrators of the parties hereto and their respective successors and assigns, and no other person shall have any right, benefit or obligation under this Agreement as a third party beneficiary or otherwise.

                10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to any applicable conflict of laws.

                10.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                10.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

                10.6 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.

                10.7 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

                10.8 Arbitration. The parties agree that any dispute, controversy or claim arising out of this Agreement or the performance, breach or termination thereof shall be settled by final and binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The place of arbitration shall be a mutually agreed location in the State of Delaware. The arbitration shall be conducted by a neutral arbitrator selected by mutual agreement of the parties within fifteen (15) days after notice by either party to the other requesting such arbitration. If the parties fail to agree within fifteen (15) days on the selection of the arbitrator, an arbitrator shall be promptly appointed by the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction. The arbitrator shall be entitled to award any appropriate remedy including, but not limited to, monetary damages, specific performance, and all other forms of legal and equitable relief; provided, however, that the arbitration shall not be entitled to award punitive damages and shall not reform, modify or materially change the Agreement. The prevailing party shall be entitled to all costs of arbitration including, but not limited to, reasonable attorneys' fees. The parties further agree that they shall be entitled to discovery in the same manner as though the dispute were within the jurisdiction of the Chancery Court of the State of Delaware. Except as otherwise required by law, all information resulting from or otherwise pertaining to any dispute shall be nonpublic and handled by the Company, the Investor and their respective Agents in such a way as to prevent the public disclosure of such information.

                10.9 Entire Agreement. This Agreement (together with the Certificate) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            NEXTERA ENTERPRISES, INC.,
                                            a Delaware corporation


                                            By:    /s/ Michael P. Muldowney
                                                   -----------------------------
                                                   Michael P. Muldowney
                                                   Chief Financial Officer



                                            KNOWLEDGE UNIVERSE, INC.,
                                            a Delaware corporation


                                            By:    /s/ Stanley E. Maron
                                                   -----------------------------
                                                   Stanley E. Maron
                                                   Secretary



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